MAIDENFORM BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS AND AFFIRMS GUIDANCE FOR 2011

•	Net sales increased 8.6% and 19.4% for the fourth quarter and full year, respectively

•	Earnings per share (EPS) of $0.29 and $1.94 for the fourth quarter and full year, respectively

•	Shapewear net sales increased 21.7% and 29.2% for the fourth quarter and full year, respectively

•	Department stores and national chain stores channel net sales increased 14.2% and 17.6% for the fourth quarter and full year, respectively

•	Mass merchant channel net sales increased 26.6% and 27.0% for the fourth quarter and full year, respectively

•	International net sales increased 12.6% and 33.6% for the fourth quarter and full year, respectively

Iselin, New Jersey, March 2, 2011—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported fourth quarter 2010 net sales of $118.6 million, an increase of 8.6% over the fourth quarter of 2009.  Full year 2010 net sales were $556.7 million, a 19.4% increase over the same period last year.

Reported EPS was $0.29 for the fourth quarter of 2010 compared to EPS of $0.32 for the fourth quarter of 2009.  Full year 2010 reported EPS was $1.94 compared to EPS of $1.56 for the same period last year. In 2009, the Company recorded a non-cash, one-time benefit of $6.1 million, or $0.26 per share, primarily associated with the recognition of additional net deferred tax assets. EPS of $1.94 for the full year 2010 was up 49% from EPS of $1.30 for 2009, excluding the one-time tax benefit.

“We have significantly exceeded our long range plan goals for the second year in a row. I am so proud of the Maidenform team’s commitment and execution. Our people, our brands and our products position our company for meaningful growth in 2011 and beyond” stated Maurice S. Reznik, Chief Executive Officer.

Financial Results for Fourth Quarter 2010 versus Fourth Quarter 2009

Net sales for the fourth quarter of 2010 increased $9.4 million, or 8.6%, to $118.6 million.  Wholesale segment net sales for the fourth quarter of 2010 increased $9.6 million, or 10.0%, to $105.2 million. Retail segment net sales decreased $0.2 million, or 1.5%, to $13.4 million.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $6.1 million, or 14.2%, to $49.1 million for the fourth quarter of 2010.  This increase was due to the solid performance across the shapewear and bra businesses resulting from replenishment orders to support consumer spending and new product introductions.

Mass Merchants
Mass merchant channel net sales increased $6.6 million, or 26.6%, to $31.4 million for the fourth quarter of 2010.  This increase is a result of increased sales, particularly in shapewear at all of the Company’s major mass customers, including a warehouse club.

Other
Net sales in the other channel decreased $3.1 million, or 11.2%, to $24.7 million for the fourth quarter of 2010 primarily from decreased sales to a specialty retailer, partially offset by higher sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, increased $1.3 million, or 12.6%, to $11.6 million resulting from increases primarily in Mexico, Spain and Russia, partially offset by a decrease in Canadian sales.

Retail Segment

Total retail segment net sales decreased $0.2 million, or 1.5%, to $13.4 million.  Same store sales, defined as outlet stores that have been open for more than one year, decreased 2.5%.  Internet sales were unchanged at $1.2 million for the fourth quarter of 2010.  The retail segment operated 73 outlet stores and eight shapewear kiosks and carts as of the end of the fourth quarter of 2010 and 73 outlet stores and one kiosk as of the end of the fourth quarter of 2009.

Consolidated gross profit increased $2.8 million, or 7.2%, to $41.5 million for the fourth quarter of 2010.  As a percentage of net sales, consolidated gross margins were 35.0% for the fourth quarter of 2010 versus 35.4% for the fourth quarter of 2009.

Consolidated selling, general and administrative expenses (SG&A) increased $4.1 million, or 15.9%, to $29.9 million for the fourth quarter of 2010 to support the Company’s strategic initiatives and sales growth.  This increase was a result of increased variable distribution costs, increased payroll and related benefits as we invest in our design, merchandising and international teams, increased marketing expenditures to promote our brands, and increased professional fees.  In addition, the Company increased its retail operating expenses, including kiosks and carts expenditures and store lease renewals.  As a percentage of net sales, SG&A increased to 25.2% for the fourth quarter of 2010 compared to 23.6% for the fourth quarter of 2009.

Due to all of the factors described above, operating income for the fourth quarter of 2010 was $11.6 million, or 9.8% of net sales, compared to $12.9 million, or 11.8% of net sales, for the fourth quarter of 2009.

Net interest expense for the fourth quarter of 2010 was $0.3 million compared to $0.4 million for the fourth quarter of 2009.

The Company’s effective income tax rate for the fourth quarter of 2010 was 40.8% compared to 38.2% for the fourth quarter of 2009.

Net income for the fourth quarter of 2010 and 2009 was $6.7 million and $7.7 million, respectively, and EPS was $0.29 and $0.32, respectively.

Financial Results for Fiscal 2010 versus Fiscal 2009

Net sales for 2010 increased $90.4 million, or 19.4%, to $556.7 million.  Wholesale segment net sales for 2010 increased $89.8 million, or 21.9%, to $500.3 million resulting from improvements in all channels of distribution. Retail segment net sales for 2010 increased $0.6 million, or 1.1%, to $56.4 million.

Net sales for the department stores and national chain stores channel increased $34.8 million, or 17.6%, to $232.5 million for 2010.  This increase was due to the solid performance across the shapewear, bra, and pants categories, resulting from replenishment orders to support consumer spending and new product introductions, and the continued momentum from the Company’s licensed brands DKNY® and Donna Karan®.

Net sales for the mass merchant channel increased $33.7 million, or 27.0%, to $158.5 million for 2010.  This increase was driven by the ongoing expansion of the Company’s Sweet Nothings brand, primarily in the shapewear category, continued sales of products under its Self Expressions brand, and ongoing replenishment of its Inspirations brand.

Net sales in the other channel increased $21.3 million, or 24.2%, to $109.3 million for 2010 primarily from increased program business with off-price retailers and increased sales to a specialty retailer.

Total international net sales, which are included in the wholesale segment, increased $12.0 million, or 33.6%, to $47.7 million for 2010 resulting from increases in all of the Company’s major markets, including Northern Europe, Mexico, Spain, Canada and Russia.

Retail segment net sales for 2010 increased $0.6 million, or 1.1%, to $56.4 million.  Same store sales, defined as outlet stores that have been open for more than one year, increased 1.5%.  Internet sales were unchanged at $5.1 million for 2010.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross profit increased $39.3 million, or 24.4%, to $200.3 million for 2010. As a percentage of net sales, consolidated gross margins, were 36.0% for 2010 versus 34.5% for 2009.  This 150 basis point increase was a result of improved product mix and the benefit of sourcing and product cost reduction efforts.

Consolidated SG&A increased $16.1 million, or 14.9%, to $123.9 million for 2010.  However, as a percentage of net sales, SG&A decreased to 22.3% for 2010 compared to 23.1% for 2009.  The dollar increase was driven by the same factors described above for the fourth quarter of 2010 along with incentive compensation.

Operating income for 2010 was $76.4 million, or 13.7% of net sales, versus $53.2 million, or 11.4% of net sales, for 2009.

Maidenform’s effective income tax rate for 2010 was 39.9% compared to 27.4% for 2009.  The lower effective income tax rate in 2009 resulted from the recognition of additional net deferred tax assets, principally related to net operating losses that were recorded after the conclusion of an Internal Revenue Service audit during the third quarter of 2009.  Excluding the non-cash, one-time benefit of $6.1 million, the effective income tax rate for 2009 was 39.3%.

Net income for 2010 was $45.3 million and EPS was $1.94.  Net income for 2009 was $37.0 million and EPS was $1.56.  Excluding the non-cash, one-time benefit mentioned above, net income for 2009 was $30.9 million and EPS was $1.30.

Total cash and cash equivalents as of January 1, 2011 were $73.2 million compared to $89.2 million as of January 2, 2010.  The Company’s outstanding debt was $70.2 million as of January 1, 2011 versus $87.3 million as of January 2, 2010.

Financial Performance Guidance for 2011:

2011 First Quarter Outlook:
•	Total net sales increase in the 8% to 11% range over 2010
•	Gross margin rates of around 35%
•	First quarter EPS is expected to be in a range of 54 to 58 cents per share, versus 51 cents per share in 2010

2011 Full Year Trend:
•	Branded net sales growth in the 10% to 12% range over 2010
•	A decline in the other channel of $15 to $20 million as a bra program with a specialty retailer matures
•	Total Company sales growth in the mid-to-upper single digits percentage range over 2010
•	Gross margin rates consistent with 2010 levels
•	EPS of around $2.15 per share versus $1.94 per share in 2010. This is consistent with the Company’s previous outlook for 2011 EPS of around $2.15 per share

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, March 2, 2011 at 8:30 am ET to discuss its fourth quarter and full year 2010 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through March 16, 2011 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 41810996.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 88-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh® , Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 64 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	January 1,	January 2,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$73,221	$89,159
Accounts receivable, net	41,431	42,951
Inventories	89,340	77,605
Deferred income taxes	14,477	14,790
Prepaid expenses and other current assets	7,659	7,878
Total current assets	226,128	232,383
Property, plant and equipment, net	25,898	22,228
Goodwill	7,162	7,162
Intangible assets, net	93,855	96,198
Other non-current assets	540	771
Total assets	$353,583	$358,742

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	30,714	43,473
Accrued expenses and other current liabilities	26,616	28,366
Total current liabilities	58,430	72,939
Long-term debt	69,050	86,150
Deferred income taxes	24,657	22,934
Other non-current liabilities	10,784	9,888
Total liabilities	162,921	191,911

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,781,740 outstanding at January 1, 2011
and 23,981,108 issued and 23,341,444 outstanding at January 2, 2010	244	240
Additional paid-in capital	76,091	66,574
Retained earnings	148,641	112,419
Accumulated other comprehensive loss	(4,218)	(3,385)
Treasury stock, at cost (1,618,006 shares at January 1, 2011 and
639,664 shares at January 2, 2010)	(30,096)	(9,017)
Total stockholders’ equity	190,662	166,831
Total liabilities and stockholders’ equity	$353,583	$358,742

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		For the Years Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Net sales	$118,617	$109,132	$556,709	$466,255
Cost of sales	77,055	70,427	356,364	305,272
Gross profit	41,562	38,705	200,345	160,983
Selling, general and
administrative expenses	29,946	25,866	123,982	107,810
Operating income	11,616	12,839	76,363	53,173

Interest expense, net	256	402	1,054	2,196
Income before provision
for income taxes	11,360	12,437	75,309	50,977
Income tax expense (1)	4,635	4,751	30,029	13,984
Net income	$6,725	$7,686	$45,280	$36,993
Basic earnings per common share	$0.30	$0.33	$1.99	$1.62
Diluted earnings per common share	$0.29	$0.32	$1.94	$1.56
Basic weighted average number of
shares outstanding	22,779,240	23,203,671	22,737,207	22,781,363
Diluted weighted average number of
shares outstanding	23,315,131	24,041,390	23,383,311	23,705,836

(1) Income tax expense for the period ended January 2, 2010, includes a one-time tax benefit of $6,069, or $0.26 per share, resulting from the resolution of an Internal Revenue Service audit for the 2005 tax year, which was concluded in the third quarter of 2009.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Years Ended
	January 1,	January 2,
	2011	2010
Cash flows from operating activities
Net income	$45,280	$36,993
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	3,654	3,278
Amortization of intangible assets	1,111	1,160
Amortization of deferred financing costs	202	185
Stock-based compensation	3,033	2,389
Deferred income taxes	2,604	(5,615)
Excess tax benefits related to stock-based compensation	(7,719)	(3,296)
Bad debt expense	(437)	(134)
Other non-cash items	1,176	(2,168)
Net changes in operating assets and
liabilities
Accounts receivable	1,753	(3,700)
Inventories	(11,769)	(12,410)
Prepaid expenses and other current and
non-current assets	217	(404)
Accounts payable	(12,751)	11,799
Accrued expenses and other current and
non-current liabilities	(280)	7,843
Income taxes payable	5,242	9,273
Net cash from operating activities	31,316	45,193
Cash flows from investing activities
Capital expenditures	(6,884)	(5,894)
Proceeds from sale of assets	-	1,817
Net cash from investing activities	(6,884)	(4,077)
Cash flows from financing activities
Term loan repayments	(17,100)	(1,100)
Proceeds from stock options exercised	2,460	2,759
Excess tax benefits related to stock-based compensation	7,719	3,296
Payments of capital lease obligations	(92)	(193)
Purchase of common stock for treasury	(32,352)	-
Payments of employee withholding taxes related to
equity awards	(898)	(204)
Net cash from financing activities	(40,263)	4,558
Effects of exchange rate changes on cash	(107)	22
Net (decrease) increase in cash	(15,938)	45,696
Cash and cash equivalents
Beginning of period	89,159	43,463
End of period	$73,221	$89,159

Supplementary disclosure of cash flow information
Cash paid during the period
	$988	$2,460
Income taxes	$21,965	$12,301

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$12,126	$5,156
Equipment acquired with capital lease obligations	$603	$-

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three Months Ended
	January 1,	January 2,	$	%
	2011	2010 (1)	change	change
Department stores and
national chain stores	$49.1	$43.0	$6.1	14.2%
Mass merchants	31.4	24.8	6.6	26.6
Other	24.7	27.8	(3.1)	(11.2)
Total wholesale	105.2	95.6	9.6	10.0

Retail	13.4	13.6	(0.2)	(1.5)

Total consolidated net sales	$118.6	$109.2	$9.4	8.6%

	For the Years Ended
	January 1,	January 2,	$	%
	2011	2010 (1)	change	change
Department stores and
national chain stores	$232.5	$197.7	$34.8	17.6%
Mass merchants	158.5	124.8	33.7	27.0
Other	109.3	88.0	21.3	24.2
Total wholesale	500.3	410.5	89.8	21.9

Retail	56.4	55.8	0.6	1.1

Total consolidated net sales	$556.7	$466.3	$90.4	19.4%

	Three Months Ended		For the Years Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
Bras	55%	60%	61%	63%
Shapewear	37	33	33	31
Panties	8	7	6	6
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to the current year presentation.

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